COUNTRYWIDE STRATEGIC TRUST


Amendment No. 3 to Restated Agreement and Declaration of Trust


         The undersigned hereby certifies that he is the duly elected Secretary of Countrywide Strategic Trust and that pursuant to Section 7.3 of the Restated Agreement and Declaration of Trust dated May 19, 1993 the Trustees, by means of an instrument in writing signed as of July 16, 1997 by a majority of such Trustees, adopted the following resolutions:

                  RESOLVED, that the name of the U.S. Government Securities Fund, a series of Countrywide Strategic Trust, be changed to the "Government Mortgage Fund"; and

                  FURTHER RESOLVED, that the Trust's Restated Agreement and Declaration of Trust and other Trust documents and records, as necessary or appropriate, be amended to reflect the name change of such series; and

                  FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized to take such further actions as necessary to effect the purpose of these resolutions.

         The undersigned certifies that the actions to effect the foregoing Amendment were duly taken in the manner provided by the Restated Agreement and Declaration of Trust, that said Amendment is to be effective August 1, 1997 and that he is causing this Certificate to be signed and filed as provided in
Section 7.4 of this Agreement.


         Witness my hand this 11th day of August, 1997.




                                             /s/ John F. Splain
                                             -----------------------------
                                             John F. Splain, Secretary